Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No.s 333-48814, 333-66382, 333-107818 and 333-117969) of Ixia of our report dated March 11, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California
March 15, 2005